UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 11, 2016

Kiwa Bio-Tech Products Group Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33167	77-0632186
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

310 N. Indian Hill Blvd., #702 Claremont, California	91711
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 715-5855

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2016, the Board of Directors of Kiwa Bio-Tech Products Group Corporation (OTCQB: KWBT) accepted the resignation of Jimmy Ji Zhou as a director of the Company with immediate effect. The Board is not currently planning a replacement for Mr. Zhou and the Company’s Board of Directors will thereafter comprise four (4) members. Mr. Zhou submitted his resignation to pursue other interests.

Concurrently, Mr. Zhou has agreed to take a leave of absence from his employment with the Company commencing August 11, 2016 through September 20, 2016. During his leave of absence, Mr. Zhou is relieved of all responsibilities as the Company’s President, Chief Executive Officer and Chief Financial Officer and such responsibilities shall be assumed by Yvonne Wang, the Company’s Chief Operating Officer. Effective August 11, 2016, the Company’s Board of Directors has assigned Ms. Wang the additional titles of Acting President, Acting Chief Executive Officer and Acting Chief Financial Officer.

The Company has entered into a Settlement Agreement with Mr. Zhou dated as of August 11, 2016 whereby the Company has agreed to make certain payments of cash and Company Common Stock to him not later than September 20, 2016. Upon the making of these payments, Mr. Zhou has agreed to leave the employ of the Company and permanently resign as an officer of the Company. Mr. Zhou has advised the Company that the reason for his resignation is to pursue other interests.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 11, 2016

Kiwa Bio-Tech Products Group Corporation

By:	/s/ Yvonne Wang
Name:	Yvonne Wang
Title:	Acting President